UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  March 12, 2003

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its Charter)

Ohio (State or other jurisdiction of incorporation)	1-1097 (Commission File No.)	31-0455440 (IRS Employer Identification Number)

600 Albany Street, Dayton, Ohio	45408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 221-1000

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events.

The Standard Register Company filed a press release announcing the revision of its previously reported results of operations for two items, in response to a request by the Securities and Exchange Commission.

Item 7.  Financial Statements and Exhibits.

(a)

Exhibits.

99.1 Press Release dated March 12, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT	THE STANDARD REGISTER COMPANY

Date: 3/13/03	/s/ Kathryn A. Lamme
By: Kathryn A. Lamme Vice President, General Counsel & Secretary

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

 For More Information, Contact:

Standard Register

 Laurie Spiegelberg, Corporate Communications,

P.O. Box 1167  -  Dayton, OH  45401-1167

 937.221.1230

937.221.1000  -  937.221.1486 (fax)

 Robert J. Cestelli, Investor Relations,

www.standardregister.com

 937.221.1304

Standard Register to Revise Financial Results

DAYTON, Ohio (March 12, 2003)--Standard Register (NYSE: SR) today announced the revision of its previously reported results of operations for two items, in response to a request by the Securities and Exchange Commission (SEC).

In July 2001, the company identified and reported a charge to 2001 results for accounting errors and other adjustments, primarily related to the installation of a new cost system; a portion of this charge was related to prior years’ activities.  The SEC has requested that the company restate its 2001 and 2000 results to show the effect in each of those years. The restatement reduces the net loss in 2001 by $6.0 million and increases the net loss in 2000 by $5.6 million. (The company incurred significant restructuring and impairment charges in 2000 and 2001, resulting in reported losses.) The restatement, which is limited to the two-year period, does not impact reported year-end 2001 shareholders’ equity.

In July 2002, the company acquired InSystems Technologies, Inc.  The resulting purchase price allocation produced $16 million in intangible assets that the company originally judged to be non-amortizable.  The SEC has since requested that the company amortize these assets over an estimated life.  The effect of this revision will be a reduction to 2002 net income of $0.4 million, or $0.02 per diluted share on a rounded basis, representing a half-year’s amortization.  With this adjustment, Standard Register’s 2002 net income was $32.6 million or $1.14 per diluted share, compared to a loss in 2001 of $43.3 million or $1.57 per share.

Standard Register expects to file its 2002 10-K report on or about March 17, which will include the above restatement of 2000 and 2001 results and the 2002 revision.

About Standard Register

Standard Register is a leading provider of information solutions for financial services, insurance, healthcare, manufacturing and other industries.  Its offerings include document management; label solutions; consulting and fulfillment services; and e-business solutions.  As a strategic partner in migrating companies from paper-based to digital processes, Standard Register helps businesses reduce costs and increase revenue.  Founded in 1912, the Fortune 1000 company today employs nearly 6,000 people throughout North America and serves companies in more than 40 countries through a network of international associate companies.  Standard Register’s annual revenues are approximately $1 billion.  More information is available at www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2003 and beyond could differ materially from the company’s current expectations.  Forward-

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STANDARD REGISTER – 2

looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.  Factors that could cause the company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year 2002, which is expected to be filed on or about March 17, 2003.  The company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

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